UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2006 (May 5, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year (If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1. Registrant’s Business and Operations.

Item 1.01. Entry into Material Definitive Agreements - Cornell Capital Partners, LP.

On April 11, 2006, U.S. Energy Corp. (the “company”) signed a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (”Cornell”), under which Cornell had committed to provide up to $50 million of equity financing over 36 months. As of May 5, 2006, that agreement, and all related agreements, were terminated, and a new Standby Equity Distribution Agreement (“SEDA”) has been executed. The following is a summary of the terms of the SEDA, and related agreements; all references to SEDA and the related agreements.

Under the SEDA, Cornell has committed to provide up to $50 million of equity financing over 36 months. Each advance under the SEDA will have a maximum amount of $5 million, and there must be at least five trading days between each advance. Access to the SEDA financing is subject to the company having an effective re-sale registration statement on file with the SEC for the securities underlying the SEDA.

Each advance under the SEDA will be a sale by us to Cornell of newly-issued shares of common stock. Subject to a re-sale registration statement being in effect, we will determine whether and when to request an advance, and the amount of the advance (subject to the $5 million maximum). The number of shares to be sold to Cornell will be determined by dividing the advance amount by 98% of market price for our stock. Market price is defined in the SEDA as the lowest daily volume weighted average price (“VWAP”) of our common stock during the five trading days (the “pricing period”) immediately following the date we send an advance notice to Cornell.

The SEDA (of May 5, 2006) gives the company a floor price below which we can’t sell stock to Cornell: The “market price” cannot be less than 95% of the VWAP price (defined in the SEDA as the “minimum acceptable price”) on the trading day before we send an advance notice to Cornell. If, during the pricing period, the market price is less than the minimum acceptable price, then the amount of the advance (and the number of shares sold) will be reduced 20% for each day in the pricing period when the minimum acceptable price is less than the market price during the pricing period. We also will pay Cornell a cash fee equal to 2% of each advance we receive, plus $500, for each advance under the SEDA.

On signing of the original agreement, we paid Cornell $20,000 for a structuring and due diligence fee, and issued to Cornell 68,531 shares of restricted common stock (the “investor shares”). These payments have been treated as fully earned for purposes of the SEDA signed on May 5, 2006. We also have issued a new three year warrant (the “initial warrant”), replacing the warrant signed on April 11, 2006) to purchase 100,000 shares of restricted common stock at $7.15 per share. The terms of this warrant are unchanged from the original warrant. If the closing bid price for our stock exceeds 150% of the exercise price of the applicable exercise price in a ten consecutive trading day period, the warrant will expire 20 trading days later unless exercised (but will not expire to the extent not exercised, if the closing bid price should be equal to or lower than $7.15 during the 20 day period). This kind of provision is often referred to as “forced exercise.”

In addition, each time we take advances aggregating $5 million under the SEDA, we will issue a “milestone warrant” to Cornell, to purchase 100,000 shares at the average VWAP for our stock for the ten trading days immediately preceding the date of the $5 million advance (or the last advance which brings the aggregate to $5 million). Like the warrant already issued, the milestone warrants will have a forced exercise provision.

We have engaged Newbridge Securities Corporation, a registered broker-dealer, to act as our placement agent in connection with the SEDA. We have issued 1,399 restricted shares of common stock (the “Newbridge shares”) to Newbridge as compensation for services. The prior agreement with Newbridge was terminated, however, the Newbridge shares are being treated as fully earned.

By a registration rights agreement with Cornell, we have agreed to file with the SEC a registration statement covering public resale of the shares to be sold to Cornell under the SEDA, the investor shares issued to Cornell, the Newbridge shares, and the shares issuable under the initial warrant issued to Cornell. If we issue milestone warrants to Cornell, we will file additional registration statements to cover resale of shares issued on exercise thereof.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

10.1 Termination Agreement
10.2 Standby Equity Distribution Agreement
10.3 Registration Rights Agreement
10.4 Warrant
10.5 Placement Agent Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: May 9, 2006	By:	/s/Mark J. Larsen
Mark J. Larsen, President